Exhibit 99.2

1401 Harbor Bay Parkway Alameda, CA 94502 PHONE 510 749 4200 FAX 510 749 6200 www.celera.com

Contact

David Speechly, Ph.D.

Tel: (510) 749-1853

David.Speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA CORPORATION REPORTS FOURTH QUARTER

AND FULL YEAR 2010 RESULTS

ALAMEDA, CA – March 18, 2011 – Celera Corporation (NASDAQ:CRA) today reported net revenues of $34.9 million for the fourth quarter of 2010 that ended December 25, 2010, compared to $39.2 million for the prior year quarter. The prior year quarter figure has been restated, as discussed below under “Certain Accounting Matters.” For the fourth quarter of 2010, Celera reported net income of $2.5 million, or $0.03 per share, compared to net income of $3.6 million (on a restated basis), or $0.04 per share, for the prior year quarter.

On a non-GAAP basis, excluding certain non-recurring and non-cash charges, net loss was $0.8 million, or $0.01 per share, for the fourth quarter of 2010, compared to net income of $1.7 million (on a restated basis), or $0.02 per share, for the prior year quarter. The non-recurring and non-cash charges that affect the comparability of results include: for the fourth quarter of 2010, a $5.5 million gain on the sale of investments and a $0.8 million legal settlement, net of non-cash amortization of intangibles and restructuring charges; and for the fourth quarter of 2009, discrete income tax benefits of $4.7 million. A reconciliation of the GAAP and non-GAAP results is attached to this press release.

For 2010, Celera reported net revenues of $128.2 million compared to $156.8 million (on a restated basis) for the prior year. Also for 2010, Celera reported a net loss of $24.6 million, or $0.30 per share, compared to a net loss of $25.0 million (on a restated basis), or $0.31 per share, for the prior year.

On a non-GAAP basis, excluding certain non-recurring and non-cash charges, net loss was $23.0 million, or $0.28 per share, for 2010, compared to a net loss of $5.2 million (on a restated basis), or $0.06 per share, for the prior year. A reconciliation of the GAAP and non-GAAP results is attached to this press release.

Financial Highlights

Celera operates through three reporting segments: a clinical laboratory testing service business conducted through Berkeley HeartLab, or BHL (Lab Services); a molecular diagnostic products business (Products); and a segment that includes other activities under corporate management (Corporate). Most of the Company’s molecular diagnostic business is conducted through distribution and royalty agreements with Abbott Molecular, a subsidiary of Abbott Laboratories. The Corporate segment includes revenues from royalties, licenses, funded collaborations and milestones related to the licensing of intellectual property and from Celera’s former small molecule and proteomic programs.

CELERA CORPORATION REPORTS FOURTH QUARTER AND 2010 RESULTS

•	Revenue by segment for the fourth quarter of 2010 was as follows:

•

Lab Services revenue was $22.2 million compared to $21.2 million (on a restated basis) in the prior year quarter, primarily due to a higher average price per sample as new higher value genetic tests were ordered by physicians, despite lower sample volume. During the fourth quarter, sample volumes declined 9.8% over the prior year quarter and were adversely impacted by competitive pressures and general economic conditions. Quarterly sample volume, however, increased 11.3% from the first to the fourth quarter of 2010;

•

Products revenue was $10.6 million compared to $11.3 million in the prior year quarter. The decline in revenue in the fourth quarter of 2010 was due to lower sales of Celera-manufactured products distributed by Abbott associated with the timing of orders in the quarter, partially offset by increased royalties from sales of RealTime™ assays used on the m2000™ system; and

•

Corporate revenue was $2.1 million compared to $6.7 million in the prior year quarter. The reduction in revenue was primarily due to lower licensing revenue, including the completion of payments from three licensees in the first quarter of 2010.

•

SG&A expenses for the fourth quarter of 2010 were $19.2 million compared to $21.6 million (on a restated basis) in the prior year quarter. Allowance for doubtful accounts in the fourth quarter of 2010 was $0.8 million compared to $1.5 million (on a restated basis) in the prior year quarter. Excluding the allowance for doubtful accounts, SG&A expenses for the fourth quarter of 2010 were $18.4 million, or 53% of revenues, compared to $20.1 million (on a restated basis), or 51% of revenues in the prior year quarter.

•	In the fourth quarter of 2010, days sales outstanding were 50 compared to 56 in the third quarter of 2010.

•	R&D expenses for the fourth quarter of 2010 were $6.3 million compared to $6.5 million in the prior year quarter.

•

At December 25, 2010, Celera’s cash and short-term investments were approximately $327 million, compared to approximately $316 million at September 25, 2010. The increase was primarily due to proceeds of $6.2 million from the sale of investments and $4.7 million associated with a federal tax refund.

Business and Scientific Developments

•	Business Developments

•

In December, Celera submitted a Premarket Approval Application to the U.S. Food and Drug Administration for its KIF6 Genotyping Assay, a new molecular in vitro diagnostic test designed to detect a marker for risk of coronary heart disease independent of traditional risk factors and aid clinical evaluation when statin treatment is being considered. This PMA submission is intended, after regulatory review and approval, to enable the introduction of a KIF6 test kit with diagnostic claims.

•	Celera exceeded its goal of doubling its Lab Services revenue derived from cardiovascular genetic tests in 2010. These revenues grew steadily during

CELERA CORPORATION REPORTS FOURTH QUARTER AND 2010 RESULTS

2010 and were over $20 million for the full year. In addition to the KIF6 and LPA tests that were introduced in prior years, during 2010 Celera introduced two additional genetic tests. These were the 9p21 testing service to identify people at risk for early MI, and a laboratory developed test for CYP2C19 that identifies carriers of genetic variants that may impact the effectiveness of the anti-platelet drug, Plavix® (or clopidogrel). Both of these new tests contributed to the 2010 revenue result.

•	In December, Celera appointed Alfred Merriweather to the position of Senior Vice President and Chief Financial Officer of the Company.

•	Scientific Developments

•

In January 2011, Celera and its collaborators published an article in the Journal of Human Genetics describing a detailed genetic mapping of the KIF6 region. This study was designed to investigate whether the association of the Trp719Arg form of the KIF6 gene variant with coronary event reduction from statin therapy could be better explained by other variants, or combinations of variants in the gene. A key finding was that no gene variant in the KIF6 gene was more strongly associated than was Trp719Arg with differential event reduction from statin therapy, further contributing to the understanding of KIF6 in the clinical setting and supporting the medical utility of BHL’s KIF6 testing service, which identifies the Trp719Arg genotype.

•

In November 2010, Celera presented data from the Vienna Stroke Registry at the American Heart Association (AHA) Annual Scientific Session in Chicago, IL. The presentation reported the further validation of the association of a chromosome 4q25 variant with cardioembolic stroke. The 4q25 variant was previously reported to also be associated with atrial fibrillation. A test for the 4q25 gene variant is currently in development based on this work.

Certain Accounting Matters

Celera has filed a Current Report on Form 8-K with the Securities and Exchange Commission this morning disclosing that Celera’s Board of Directors, based on the recommendation of the Audit and Finance Committee and in consultation with management, has concluded that the following previously issued consolidated financial statements must be restated and should no longer be relied upon because of accounting errors in those consolidated financial statements:

•	audited consolidated financial statements for the year ended June 30, 2008, the six months ended December 27, 2008 and the year ended December 26, 2009;

•	unaudited condensed consolidated financial statements for each quarter in the year ended December 26, 2009; and

•	unaudited condensed consolidated financial statements for the first three quarters in the year ended December 25, 2010.

The restated financial statements correct the following errors:

Classification of Bad Debt Expense

As a result of applying FASB Accounting Standards Codification Topic 954, Health Care Entities (ASC 954), certain amounts that were previously included in bad debt expenses as a component of selling, general and administrative expenses, have now been correctly

CELERA CORPORATION REPORTS FOURTH QUARTER AND 2010 RESULTS

reflected as a reduction in revenues. The errors in classification resulted in an overstatement of consolidated revenues and of selling, general and administrative expenses. The effect of correcting these errors has been recorded in the applicable restated periods.

Recognition of Unreimbursed and Uncollectible Charges

Patient test revenues reimbursed by third-party payors are recorded based on the estimated receipts from such payors. Amounts that are determined to be unreimburseable or uncollectible are recorded as an adjustment to revenues. During the second quarter of 2009, certain BHL receivables were determined to be uncollectible. A bad debt charge for these receivables was recorded in the second quarter of 2009. The Company has subsequently determined that a portion of this charge related to prior periods. The effect of correcting this error, and the associated tax effect, has been recorded in the applicable restated periods.

The net result of these changes was a decrease in revenues (all in the Lab Services segment) of $5.7 million, $13.5 million, $10.3 million and $2.2 million for the year ended June 30, 2008, the six months ended December 27, 2008, the year ended December 26, 2009 and the three quarters ended September 25, 2010, respectively. Net loss increased by $1.9 million and $10.1 million in the year ended June 30, 2008 and the six months ended December 27, 2008, respectively, and decreased by $7.8 million in the year ended December 26, 2009.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. The items excluded in determining our non-GAAP results are detailed on the schedule attached to this press release, and are generally of a non-recurring and/or non-cash nature. These non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures. We cannot predict the occurrence, timing or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future calendar periods.

About Celera

Celera is a healthcare business focusing on the integration of genetic testing into routine clinical care through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer. Information about Celera

CELERA CORPORATION REPORTS FOURTH QUARTER AND 2010 RESULTS

Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking. These may be identified by the use of forward looking phrases such as “believe,” “expect,” “plan,” “will,” “should,” “look to,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Celera’s current expectations. Celera notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: (1) our dependence on government insurance programs such as Medicare and private insurance companies accepting the use of our services and products as medically necessary and worthy of reimbursement; (2) our dependence on the amounts that government and private payors will pay for our services and products, and that these amounts may be reduced in response to ongoing efforts by these payors to control healthcare costs; (3) potential negative impact of our future participation in provider networks; (4) adverse impact from Medicare contracting and general healthcare reforms that focus on reducing healthcare costs and/or do not recognize the value of diagnostic testing; (5) competition in the healthcare and lab services industries is intense and evolving and physicians may not adopt or continue to utilize our products and services; (6) difficulty in collection of receivables, or timely or accurately billing for our services; (7) inability to maintain the necessary intellectual property protections to compete effectively; (8) competition in our diagnostic products business from Life Technologies following our split-off from Applied Biosystems (now Life Technologies) and liabilities and restrictions relating to our split-off from Applied Biosystems (now Life Technologies), including as to indemnification obligations; (9) negative macroeconomic conditions that may harm our business, including by impacting utilization of our services and products, and by slowing our collections and increasing our allowance for doubtful accounts; (10) the impact of extensive federal and state laws and regulations and violations of such laws and regulations or changes in such laws and regulations that could harm our operating results and financial condition; (11) our reliance on single source suppliers or a limited number of suppliers of instruments and key components of our products; (12) the impact of potential U.S. Food and Drug Administration interpretations of the regulations governing the sale of Analyte Specific Reagents because the interpretation may require regulatory clearance or approval for some existing products that to date have been sold without clearance or approval; (13) the FDA draft guidance on a new class of complex laboratory-developed tests may require our clinical laboratory and our licensees to obtain regulatory clearance or approval before it or they can perform these tests; (14) our scientific discoveries may not be replicated in studies by other investigators, which may negatively impact the acceptance of, or reimbursement for, our diagnostic products and testing services; (15) we are dependent on Abbott Molecular to commercialize our diagnostic products and may be unable to maintain this relationship; (16) our business may be disrupted as a result of the departure of sales representatives identified in the now settled litigation with a competitor; (17) payors we expect to refund in connection with our review of the orders for additional testing performed on samples previously received and processed by BHL may make additional claims for money, including penalties, or may seek other remedies; (18) we could be adversely affected by results from pending or future lawsuits, private action or government investigation; (19) the impact of deficiencies on the Company’s internal control over financial reporting and disclosure control and procedures; (20) the ability of the Company to identify and remediate control deficiencies, and the timing, cost and impact on the Company’s operations associated with that remediation effort; (21) the possibility that additional unanticipated accounting, audit and internal control issues might arise; and (22) the timing, cost and impact on the Company’s operations associated with any such additional unanticipated accounting, audit and internal control issues. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our Annual Report on Form 10-K. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of subsequent events.

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Copyright© 2011. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.

CELERA CORPORATION REPORTS FOURTH QUARTER AND 2010 RESULTS

CELERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 25, 2010	December 26, 2009 (As Restated)	December 25, 2010	December 26, 2009 (As Restated)
Net revenues	$34.9	$39.2	$128.2	$156.8
Cost of sales	11.2	10.8	46.4	50.9

Gross margin	23.7	28.4	81.8	105.9
Selling, general and administrative	19.2	21.6	83.2	89.2
Research and development	6.3	6.5	25.3	27.8
Amortization of purchased intangible assets	2.5	2.5	10.2	10.2
Employee-related charges, asset impairments and other	0.8	—	2.1	4.3
Legal and insurance settlements	(0.8)	0.4	(4.4)	1.4
Impairment of intangible assets	—	—	—	15.7

Operating loss	(4.3)	(2.6)	(34.6)	(42.7)
Gain on investments	5.5	—	5.5	—
Interest income, net	1.2	1.3	4.7	6.5

Income (loss) before income taxes	2.4	(1.3)	(24.4)	(36.2)
Benefit (provision) for income taxes	0.1	4.9	(0.2)	11.2

Net income (loss)	$2.5	$3.6	$(24.6)	$(25.0)

Net income (loss) per share
Basic and diluted	$0.03	$0.04	$(0.30)	$(0.31)

Weighted average number of common shares (in thousands)
Basic	82,081	81,945	82,018	81,840
Diluted	82,138	82,084	82,018 (i)	81,840 (i)

(i)	Restricted stock awards and options to purchase shares of Celera Corporation common stock have been excluded because their effect is antidilutive.

CELERA CORPORATION REPORTS FOURTH QUARTER AND 2010 RESULTS

CELERA CORPORATION

REVENUES BY SEGMENT FROM EXTERNAL CUSTOMERS

(Dollar amounts in millions)

(Unaudited)

	Three months ended
		December 26,
	December 25,	2009
	2010	(As Restated)	Change
Lab Services	$22.2	$21.2	5%
% of total revenues	64%	54%
Products	10.6	11.3	(6%)
% of total revenues	30%	29%
Corporate	2.1	6.7	(69%)
% of total revenues	6%	17%

Total revenue	$34.9	$39.2	(11%)

	Twelve months ended
	December 25, 2010	December 26, 2009 (As Restated)	Change
Lab Services	$77.5	$89.6	(14%)
% of total revenues	60%	57%
Products	40.5	41.4	(2%)
% of total revenues	32%	27%
Corporate	10.2	25.8	(60%)
% of total revenues	8%	16%

Total revenue	$128.2	$156.8	(18%)

CELERA CORPORATION REPORTS FOURTH QUARTER AND 2010 RESULTS

CELERA CORPORATION

RECONCILIATION OF GAAP AMOUNTS TO NON-GAAP AMOUNTS

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 25, 2010	December 26, 2009 (As Restated)	December 25, 2010	December 26, 2009 (As Restated)
GAAP net income (loss)	$2.5	$3.6	$(24.6)	$(25.0)
Amortization of purchased intangible assets	2.5	2.5	10.2	10.2
Employee-related charges, asset impairments and other	0.8	—	2.1	4.3
Legal and insurance settlements	(0.8)	0.4	(4.4)	1.4
Impairment of intangible assets	—	—	—	15.7
Gain on investments	(5.5)	—	(5.5)	—
Non-cash interest income	(0.2)	(0.2)	(1.0)	(0.9)
Tax effect of the reconciling items above	—	(0.1)	—	(6.5)
Effect of new loss carry back legislation	—	(0.4)	—	(0.4)
Tax benefit from unrealized gains on investments	—	(4.3)	—	(4.3)
Effect of state tax rate change	—	0.2	—	0.1
Other non-GAAP tax effects	(0.1)	—	0.2	0.2

Non-GAAP net (loss) income	$(0.8)	$1.7	$(23.0)	$(5.2)

Diluted net income (loss) per share
GAAP	$0.03	$0.04	$(0.30)	$(0.31)
Non-GAAP	$(0.01)	$0.02	$(0.28)	$(0.06)

Weighted average number of common shares used to calculate (in thousands)
GAAP diluted net income (loss) per share	82,138	82,084	82,018 (i)	81,840 (i)
Non-GAAP diluted net (loss) income per share	82,081 (i)	82,084	82,018 (i)	81,840 (i)

(i)	Restricted stock awards and options to purchase shares of Celera Corporation common stock have been excluded because their effect is antidilutive.